EXHIBIT 10.22

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE TOOL KIT

Effective September 1, 2001

Amended and Restated February 18, 2011

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE TOOL KIT

1. Purpose. The purpose of this Dominion Resources, Inc. Executive Stock Purchase Tool Kit (the “Tool Kit”) is to encourage and facilitate ownership of Dominion Resources, Inc. (the “Company”) common stock by the executives of the Company and certain of its subsidiaries. The Tool Kit is established in conjunction with the Dominion Resources, Inc. 2005 Incentive Compensation Plan. The Tool Kit contains programs that the employee can use to build his or her ownership in Company Stock.

2. Eligibility. An employee of the Company or a Subsidiary is eligible to participate who:

(a) is subject to the Company’s Stock Ownership Guidelines, and

(b) is not in compliance with their Guideline Level for any reason approved by the Administrator, including (i) being newly hired or promoted into an officer position; (ii) having a higher Guideline Level due to a promotion or an increase in salary, or (iii) a change in Guideline Level due to stock price fluctuations.

Once a Participant has reached the Guideline Level, generally the Participant must cease participation in any of the Programs. An employee’s participation in the Tool Kit shall not obligate the Company or a Subsidiary to pay any particular salary or to continue the employment of a Participant. Additional qualifications may apply for each Program.

3. Participation. To become a Participant, an eligible employee must satisfy the requirements to participate in the Program (or Programs) of his or her choice. The agreements and other documents required under the Tool Kit shall be in such form and shall be submitted at such times and to such individuals as specified by the Administrator. No eligible employee is required to participate in the Tool Kit. The Participant shall complete, sign and submit all agreements and other documents as may be required by the Administrator relating to the desired Program.

4. Bonuses under the Programs. Each of the Programs provides for a bonus to be awarded to the Participant, subject to certain limitations. All of the bonuses under the Programs cease when the Participant has reached the Guideline Level.

5. Bonus Exchange Program. Participants may acquire Company Stock through the Bonus Exchange Program as described in this Section 5.

(a) Under the provisions of the Incentive Compensation Plan, a Participant may elect to receive a percentage (up to 100%) of an annual cash incentive plan award as Goal-Based Stock. The elected percentage will be paid in a combination of Goal-Based Stock and cash. The cash portion will equal the Applicable Taxes on the elected percentage and any partial share with the remainder in Goal-Based Stock.

(b) When a Participant makes an election under Section 5(a), an additional payment will be made to the Participant equal to 25% (twenty five percent) of the amount of the annual incentive plan award elected under Section 5(a). The additional payment will be made in a combination of Goal-Based Stock and cash in the same relationship as stated in Section 5(a).

6. Dominion Direct Program. Participants may acquire Company Stock through the Dominion Direct Program as described in this Section 6.

(a) Under the procedures of Dominion Direct®, a Participant may elect to make periodic monthly or quarterly purchases of Company Stock. The Participant shall complete any forms required to participate in Dominion Direct® and any additional forms provided for purposes of participation in the Dominion Direct Program.

(b) When Company Stock is purchased under Dominion Direct®, the Company or a Subsidiary shall pay the Participant a cash bonus equal to 25% (twenty five percent) of the total amount invested in Dominion Direct® under this Program. By receiving the bonus, the Participant agrees to invest the net cash proceeds from the bonus (after taxes) to purchase further shares of Company Stock under Dominion Direct® at the next purchase opportunity. Any Dominion Direct® purchase of Company Stock with a value equal to the net cash proceeds from the bonus will not be eligible for an additional bonus under this Section 6(b).

7. Claw Back of Program Payment.

(a) If the Company’s financial statements are required to be restated at any time within a two (2) year period following a payment under a Program as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to recover all or a portion of the Program payment from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

(b) If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the

Company to withhold payment, or if payment has been made, to recover all or a portion of a Program payment from the Participant.

(c) The Company reserves the right to recover a Program payment by (i) seeking repayment from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

(d) The Company’s right to recover a Performance Grant payout pursuant to this Section 7 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

(e) Any Program payment is subject to any claw back policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to the Tool Kit.

8. Effective Date of the Tool Kit. This Amended and Restated Tool Kit shall be effective on February 18, 2011.

9. Termination, Modification, Change. If not sooner terminated or extended by the Committee or the Board, this Tool Kit shall terminate at the close of business on February 17, 2016. The Committee or the Board may terminate the Tool Kit or may amend the Tool Kit in such respects as it shall deem advisable. A termination or amendment of the Tool Kit shall not, without the consent of the Participant, adversely affect the Participant’s rights under existing participation in a Program.

10. Administration of the Tool Kit. The Administrator shall administer the Tool Kit subject to the oversight of the Committee. The Administrator shall have the authority to interpret the Tool Kit and its interpretations shall be binding on all parties. The Committee may establish and revise from time to time rules and regulations for the Tool Kit. The Committee may delegate any of its duties and responsibilities under the Tool Kit to the Administrator. The laws of the Commonwealth of Virginia shall govern the terms of this Tool Kit.

11. Notice. All notices and other communications required or permitted to be given under this Tool Kit shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at its principal business address to the attention of the Chief Financial Officer; (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

12. Definitions. As used in the Tool Kit, the following terms shall have the meanings indicated:

(a) “Administrator” means the individual or committee authorized by the Committee to administer the Tool Kit. Unless the Committee determines otherwise, the Administrator shall be the Director-Executive Compensation or such successor position.

(b) “Applicable Taxes” means the projected assumed federal, state and local income taxes and Medicare taxes payable by a Participant due to the receipt of compensation income under a Program.

(c) “Board” means the Board of Directors of Dominion Resources, Inc.

(d) “Committee” means the Compensation, Governance and Nominating Committee of the Board or such successor committee.

(e) “Company” means Dominion Resources, Inc.

(f) “Company Stock” means common stock of the Company. In the event of a change in capital structure of the Company, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Tool Kit.

(g) “Goal-Based Stock” means Goal-Based Stock as defined in and issued pursuant to the terms of the Incentive Compensation Plan.

(h) “Guideline Level” means the lower of (i) the set number of shares or (ii) the multiple of salary of the Company’s stock ownership guideline for executives as established from time to time.

(i) “Incentive Compensation Plan” means the Dominion Resources, Inc. 2005 Incentive Compensation Plan or any successor plan or amendments thereto.

(j) “Participant” means any eligible employee who acquires Company Stock under the Tool Kit.

(k) “Program” means one of the following programs:

(i) “Bonus Exchange Program” described in Section 5; and

(ii) “Dominion Direct Program” described in Section 6.

(l) “Subsidiary” means another corporation in which the Company owns stock possessing at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with the Company in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.